Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company
Reports Second Quarter Operating Results

Highlights:
–	Unit sales, 7.3 million in the Second Quarter; 19.1 million in First Half of FY2014
–	Net revenues, $4.3 million in the Second Quarter; $11.0 million in First Half of FY2014
–	Operating income, $2.4 million in First Half of FY2014
–	Diluted EPS, $0.06 in six months ended March 31, 2014
–	Cash dividend, $0.07 per share to be paid May 7, 2014
–	Company secures additional production space for future capacity expansion

CHICAGO, May 1, 2014 - The Female Health Company (NASDAQ - CM: FHCO), which manufactures and markets the FC2 Female Condom® (FC2), today reported its  financial results for the quarter and six months ended March 31, 2014 (second quarter and first half of FY2014). The Company will host an investor conference call today at 11:00 a.m. Eastern Daylight Time (EDT) to discuss these operating results and other topics of interest (see details below).

Management Comments

“The Company sold 19.1 million FC2 Female Condoms, generating $11.0 million in net revenues, during the first half of Fiscal 2014, representing a 43 percent decline in unit sales and net revenues from the first half of Fiscal 2013,” stated Karen King, President and CEO of The Female Health Company. “We believe the decrease in unit sales and net revenues was primarily due to public sector purchasing patterns and does not reflect any underlying weakening in demand for female condoms. Examining the compounded annual growth rate for the Company’s product (FC1 and FC2) sales in the period from FY2005 to FY2013 reveals an average annual growth rate of 19 percent despite volume fluctuations on a quarterly or annual basis.”

“The Company’s overall financial performance for the first half of Fiscal 2014 was solid,” continued King. “The Company maintained profitability, generated positive cash flow from operations, and remained debt-free while paying its 17th consecutive quarterly cash dividend to shareholders.”

“During the first half of FY2014 the Company’s operating profit margin was 22 percent of net revenues and $1.2 million in positive cash flow from operations was generated, including a $1.8 million negative impact from changes in operating assets. Cash on hand decreased 4 percent to $5.9 million as of March 31, 2014 from $6.2 million at March 31, 2013, after the payment of $8.1 million in cash dividends during that twelve-month period. In early Fiscal 2013, the Company completed a 20 percent expansion in its production capacity to 100 million units annually. This was followed, in the first half of 2014, by the leasing of additional space adjacent to our existing facility in Malaysia with the potential to support future capacity expansions that could increase production capacity to 200 million units annually.”

“We believe there are several factors that will contribute to increased future demand for FC2,” noted King.  “The female condom is the only female-controlled product that provides dual protection against sexually-transmitted infections (STI), including HIV/AIDS, and unintended pregnancy.  HIV/AIDS remains a serious challenge for countries around the world.  Globally, it is currently the leading cause of death among women of reproductive age (15-44), and 60% of new infections in sub-Saharan Africa are among women.  Other sexually transmitted infections continue to create an economic burden on countries, both developing and developed.  In the U.S. alone, the CDC estimates there are 19 million new STI cases a year, costing the U.S. health care system $16 billion annually.”

“Family planning has a reinvigorated focus in the Global Public Sector community with the formation of Family Planning 2020 (FP2020), which was initiated by the Gates Foundation and the Government of the United Kingdom.  The goal of this program is to deliver access to reproductive health education, programming and contraception to an additional 120 million women in 69 developing countries by the year 2020.  In addition, overall global funding to address all these issues has increased, as evidenced by $4.6 billion in commitments to fund the FP2020 program and the December 2013 pledge of $12 billion by donors to fund the battle against HIV/AIDS, Tuberculosis and Malaria over a three-year period,” concluded King.

Second Quarter Results

The Company generated net revenues of $4,346,223 and net income of $375,081, or $0.01 per diluted share, during the three months ended March 31, 2014, compared with net revenues of $9,476,866 and net income of $3,491,669, or $0.12 per diluted share, for the three months ended March 31, 2013.

Net revenues decreased $5,130,643, or 54 percent, on a 56 percent decrease in unit sales for the three months ended March 31, 2014, compared with the same period last year.  The decrease was primarily due to the volatility of timing and shipment of large orders.  The FC2 average sales price per unit increased 4.8 percent compared with the same period last year due to changes in sales mix.

Cost of sales decreased $1,996,468, or 50 percent, to $1,960,282 in the three months ended March 31, 2014 from $3,956,750 for the same period last year.  The decrease was due to lower unit sales.

Gross profit decreased $3,134,175, or 57 percent, to $2,385,941 for the three months ended March 31, 2014 from $5,520,116 for the three months ended March 31, 2013.  Gross profit for the three months ended March 31, 2014 was 55 percent of net revenues versus 58 percent for the same period last year.  The reduction reflects the effect of lower unit sales.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses decreased $572,711, or 26 percent, to $1,590,718 for the three months ended March 31, 2014 from $2,163,429 in the prior year period.  The decrease was due to a reduction in incentive compensation expense, partially offset by an increase in legal and consulting expenses.

Operating income for the three months ended March 31, 2014, was $795,223 versus operating income of $3,356,687 in the second quarter of FY2013, a decrease of $2,561,464, or 76 percent.  The decrease was due to lower unit sales.

Interest and other income, net, for the three months ended March 31, 2014 was $108,724, a decrease of $172,253 from the same period in fiscal year 2013, when interest and other income, net, was $280,977.  The decrease was primarily due to the one time distribution upon demutualization of an insurance carrier during the second quarter of FY2013.  The Company recorded a foreign currency transaction loss of $23,968 in the most recent quarter, compared with a foreign currency transaction loss of $29,626 for the same period last year.

Income tax expense for the three months ended March 31, 2014 was $504,898, an increase of $388,529 from the same period in fiscal year 2013, when income tax expense totaled $116,369.  The increase was due to the fact that taxes related to income generated were partially offset for the three months ended March 31, 2013 when an income tax benefit related to net operating loss carryforwards triggered a reduction of the Company’s valuation allowance on its deferred tax assets, while no such income tax benefit was recorded for the three months ended March 31, 2014.   During the year ended September 30, 2013, the valuation allowance on the Company's deferred tax assets was fully realized based on current operations.  As a result the Company does not expect to recognize such tax benefits to any significant extent in its consolidated statements of income for periods after September 30, 2013.  However, the Company's net operating loss carryforwards of $19,165,000 and $17,220,000 for federal and state income tax purposes expiring in years 2018 and 2027, respectively, and the U.K. net operating loss carryforward of $63,264,000, which can be carried forward indefinitely, will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.

The Company's net income decreased $3,116,588, or 89 percent, to $375,081 in the three months ended March 31, 2014 from net income of $3,491,669 in the same period of the prior year, as a result of the factors discussed above. Net income was 9 percent and 37 percent of net revenues for the three months ended March 31, 2014 and 2013, respectively.

During the three months ended March 31, 2014, the Company used cash of $15,783 in operations, including a negative impact related to changes in assets and liabilities of $1.2 million.  After payment of one quarterly cash dividend of $0.07 per share, the Company ended the period with $5.9 million in cash and remained debt-free.

Six-Months Results

The Company generated net revenues of $11,036,418 and net income of $1,839,684, or $0.06 per diluted share, for the six months ended March 31, 2014, compared to net revenues of $19,387,093 and net income of $7,025,515, or $0.24 per diluted share, for the six months ended March 31, 2013.

Net revenues decreased $8,350,675, or 43 percent, on a 43 percent decrease in unit sales for the six months ended March 31, 2014, compared with the same period last year.  The decrease was primarily due to the volatility of timing and shipment of large orders.  The FC2 average sales price per unit increased 0.5 percent compared with the same period last year.

Cost of sales decreased $2,928,795, or 37 percent, to $4,971,983 in the six months ended March 31, 2014 from $7,900,778 for the same period last year.  The decrease was due to lower unit sales, partially offset by the Company’s volume purchasing incentive program.

Gross profit decreased $5,421,880, or 47 percent, to $6,064,435 for the six months ended March 31, 2014 from $11,486,315 for the six months ended March 31, 2013.  Gross profit for the six months ended March 31, 2014 was 55 percent of net revenues versus 59 percent for the same period last year.  The reduction reflects the effect of lower unit sales.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses decreased $843,018, or 19 percent, to $3,685,576 for the six months ended March 31, 2014 from $4,528,594 for the six months ended March 31, 2013.  The decrease was primarily due to a reduction in incentive compensation expense.

Operating income for the six months ended March 31, 2014, totaled $2,378,859 versus operating income of $6,957,721 in the same period last year, a decrease of $4,578,862, or 66 percent.  The decrease in operating income was due to lower unit sales.

Interest and other income, net, for the six months ended March 31, 2014 was $106,922, a decrease of $169,741 from the same period in fiscal year 2013, when interest and other income, net, was $276,733.  The decrease was primarily due to the one time distribution upon demutualization of an insurance carrier during the six months ended March 31, 2013.  The Company recorded a foreign currency transaction loss of $42,394 in the first half of FY2014, compared with a foreign currency transaction loss of $66,893 in the same period last year.

Income tax expense for the six months ended March 31, 2014 totaled $603,773, an increase of $461,727 from the same period in fiscal year 2013, when income tax expense was $142,046.  The increase was due to the fact that taxes related to income generated were partially offset for the six months ended March 31, 2013 when an income tax benefit related to net operating loss carryforwards triggered a reduction of the Company’s valuation allowance on its deferred tax assets, while there was no such offset for the six months ended March 31, 2014.   During the fiscal year ended September 30, 2013, the valuation allowance on the Company's deferred tax assets was fully realized based on current operations.  As a result the Company does not expect to recognize such tax benefits to any significant extent in its consolidated statements of income for periods after September 30, 2013.  However, the Company's net operating loss carryforwards of $19,165,000 and $17,220,000 for federal and state income tax purposes expiring in years 2018 and 2027, respectively, and the U.K. net operating loss carryforward of $63,264,000, which can be carried forward indefinitely, will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.

The Company's net income decreased $5,185,831, or 74 percent, to $1,839,684 in the six months ended March 31, 2014 from net income of $7,025,515 in the same period of the prior year, as a result of the factors discussed above. Net income was 17 percent and 36 percent of net revenues for the six months ended March 31, 2014 and 2013, respectively.

During the first six months of FY2014, the Company generated positive cash flow from operations of approximately $1.2 million, including a negative impact related to changes in operating assets and liabilities of $1.8 million.  After payment of two quarterly cash dividends of $0.07 per share each, the Company ended the period with $5.9 million in cash and remained debt-free.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern Daylight Time, today, May 1, 2014, to discuss its second quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to “The Female Health Company Conference Call” a few minutes before 11:00 a.m. EDT.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Thursday, May 8, 2014, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10044665. After Thursday, May 8, 2014, the replay of the call will be available on the Company’s website at www.femalehealth.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, it has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding underlying demand for FC2, potential expansion of manufacturing capacity and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; payment of future dividends is at the discretion of the Board of Directors and the Board may decide to reduce or eliminate quarterly dividends if the Company does not have sufficient cash flows to continue to pay dividends at the current rate or if other expenditures are given a higher priority; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2013.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2014	2013
Cash	$5,941,316	$8,922,430
Accounts receivable, net	2,477,318	2,362,165
Income tax receivable	160,609	78,440
Inventory, net	4,124,655	2,459,417
Prepaid expenses and other current assets	288,933	514,213
Deferred income taxes	2,120,504	2,552,000
Total current assets	15,113,335	16,888,665

Other non-current assets	157,718	138,458
Plant and equipment, net	1,891,496	2,094,830
Deferred income taxes	16,048,000	16,048,000
Total assets	$33,210,459	$35,169,953

Accounts payable	$1,495,929	$904,049
Accrued expenses and other current liabilities	1,293,892	1,520,952
Accrued compensation	309,438	962,693
Accrued dividend	2,026,728	19,505
Total current liabilities	5,125,987	3,407,199

Deferred rent	53,161	66,799
Deferred grant income	45,403	57,819
Deferred income taxes	234,768	235,179
Total liabilities	5,459,319	3,766,996

Total stockholders’ equity	27,751,230	31,402,957
Total liabilities and stockholders' equity	$33,210,549	$35,169,953

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended
	March 31,
	2014	2013

Net revenues	$4,346,223	$9,476,866

Cost of sales	1,960,282	3,956,750

Gross profit	2,385,941	5,520,116

Operating expenses	1,590,718	2,163,429

Operating income	795,223	3,356,687

Interest and other income, net	108,724	280,977
Foreign currency transaction loss	(23,968)	(29,626)

Income before income taxes	879,979	3,608,038

Income tax expense	504,898	116,369
Net income	$375,081	$3,491,669

Net income per basic common share outstanding	$0.01	$0.12

Basic weighted average common shares outstanding	28,562,647	28,389,977

Net income per diluted common share outstanding	$0.01	$0.12

Diluted weighted average common shares outstanding	28,915,778	28,754,322

Cash dividends declared per common share	$0.07	$0.07

The Female Health Company
Unaudited Condensed Consolidated Income Statements
	Six Months Ended March 31,
	2014	2013

Net revenues	$11,036,418	$19,387,093

Cost of sales	4,971,983	7,900,778
Gross profit	6,064,435	11,486,315

Operating expenses	3,685,576	4,528,594

Operating income	2,378,859	6,957,721

Interest and other income, net	106,992	276,733
Foreign currency transaction loss	(42,394)	(66,893)

Income before income taxes	2,443,457	7,167,561

Income tax expense	603,773	142,046
Net income	$1,839,684	$7,025,515

Net income per basic common share outstanding	$0.06	$0.25

Basic weighted average common shares outstanding	28,520,666	28,361,357

Net income per diluted common share outstanding	$0.06	$0.24

Diluted weighted average common shares outstanding	28,882,422	28,724,321

Cash dividends declared per common share	$0.21	$0.19